Jones Soda Co. Receives Letter From Nasdaq Regarding Noncompliance With Minimum Bid Price Rule

SEATTLE—(BUSINESS WIRE)—September 18, 2009—Jones Soda Co. (the “Company”) (NASDAQ: JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, announced today that it received a deficiency letter from The Nasdaq Stock Market indicating that, for the thirty consecutive business days ending September 14, 2009, the bid price for the Company’s common stock has closed below the minimum $1.00 per share requirement for continued listing on The Nasdaq Capital Market under Nasdaq Marketplace Rule 5550(a)(2). In accordance with Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has been provided an initial period of 180 calendar days, or until March 15, 2010, to regain compliance. The letter states that the Nasdaq Staff will provide written notification that the Company has achieved compliance with the minimum bid price listing requirement if at any time before March 15, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of ten consecutive business days, although the Nasdaq Staff has discretion to require compliance for a period in excess of ten consecutive business days, but generally no more than twenty consecutive business days, under certain circumstances.

On March 15, 2010, the Company will be eligible for an additional 180 calendar day compliance period, or until September 15, 2010, to demonstrate compliance with the bid price requirement, assuming it continues to meet The Nasdaq Capital Market initial listing criteria set forth in Marketplace Rule 5505.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co. markets and distributes premium beverages under the Jones Soda, Jones Pure Cane Soda, Jones 24C, Jones GABA, Jones Organics, Jones Naturals and Whoopass brands and sells through its distribution network in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information visit www.jonessoda.com, www.myjones.com, and www.jonesGABA.com.